Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports Fourth Quarter Results and Provides 2016 EPS Guidance

•	Excluding Special Items, earnings per diluted share (EPS) of $1.12 decreased 1% compared to $1.13 in 2014. On a GAAP basis, EPS was $1.11 compared to $0.95 in 2014.

•	Sales of $681 million declined 7% compared to 2014, driven primarily by unfavorable foreign exchange of 3%, and a core sales decline of 3%.

•	Introducing 2016 EPS guidance of $3.85-$4.15 with core sales in a range of -1.5% to +1.5%.

STAMFORD, CONNECTICUT - January 25, 2016 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported fourth quarter 2015 earnings of $1.11 per diluted share, compared to $0.95 per share in the fourth quarter of 2014. Excluding Special Items in both years, fourth quarter 2015 earnings per diluted share were $1.12, compared to $1.13 in the fourth quarter of 2014. (Please see the attached Non-GAAP Financial Measures tables.)

Fourth quarter 2015 sales were $681 million, a decrease of 7% compared to $731 million in the fourth quarter of 2014. The sales decline was comprised of a $24 million, or 3%, impact from unfavorable foreign exchange; a core sales decline of $22 million, or 3%; and a divestiture impact of $4 million.

Operating profit in the fourth quarter was $104 million, up 16% compared to the fourth quarter of 2014. Excluding Special Items, fourth quarter operating profit was $104 million, down 3% compared to the fourth quarter of 2014. (Please see the attached Non-GAAP Financial Measures tables.)

Full Year 2015 Results
Full year 2015 earnings per diluted share were $3.89, compared to $3.23 in 2014. Excluding Special Items, 2015 earnings per diluted share decreased 7% to $4.13, compared to $4.45 in 2014. (Please see the attached Non-GAAP Financial Measures tables.)

Total sales in 2015 were $2.74 billion, a decline of 6% compared to $2.92 billion in 2014. The sales decline was comprised of a $134 million, or 5%, impact from unfavorable foreign exchange; a core sales decline of $35 million, or 1%; and a divestiture impact of $15 million.

Operating profit for the full year 2015 was $373 million, up 18% compared to 2014. Excluding Special Items, operating profit in 2015 of $391 million declined 8% compared to 2014. (Please see the attached Non-GAAP Financial Measures tables.)

"We were pleased with our fourth quarter performance given continued softness in our Fluid Handling end markets," said Max Mitchell, Crane Co. President and Chief Executive Officer. "Adjusted operating margins expanded 60 basis points compared to last year, driven by strong execution across our Payment & Merchandising, Aerospace & Electronics, and Engineered Materials businesses. The Fluid Handling segment performed largely as expected, consistent with our revised guidance and current market conditions"

Mr. Mitchell continued, "Long-term prospects remain bright: we are well positioned for the new aerospace programs launching over the next few years, we have the right product portfolio and cost position for an eventual recovery in Fluid Handling markets, and Payment & Merchandising is on track for continued sales growth and margin expansion. For 2016, however, the challenging conditions we faced in 2015 will persist, with the potential for further deterioration in our Fluid Handling end markets. While we plan to realize over $25 million in repositioning and synergy savings, this benefit will be more than offset by Fluid Handling end market weakness driven by sustained low oil prices and general commodity deflation, slowing global industrial demand, and continued foreign exchange headwinds. Continued new program investments, along with product mix, will also temporarily limit operating leverage at Aerospace & Electronics during 2016. Considering these factors, we expect earnings per diluted share in a range of $3.85-$4.15 in 2016, approximately flat to down 7% compared to 2015 adjusted EPS. We are forecasting 2016 free cash flow of $190-$220 million, flat to up 16% compared to 2015." (Please see the attached Non-GAAP Financial Measures tables.)

Cash Flow and Other Financial Metrics
Cash provided by operating activities for the fourth quarter of 2015 was $114 million, compared to $151 million in the fourth quarter of 2014. Cash provided by operating activities for the full year 2015 was $229 million, compared to $264 million in 2014. Capital expenditures in the fourth quarter of 2015 were $11 million, compared to $12 million in the fourth quarter of 2014. Capital expenditures for the full year 2015 were $40 million, compared to $44 million in 2014. The Company's cash position was $364 million at December 31, 2015, compared to $346 million at December 31, 2014. Total debt was $799 million at December 31, 2015, compared to $850 million at December 31, 2014.

Segment Results
All comparisons detailed in this section refer to operating results for the fourth quarter 2015 versus the fourth quarter 2014, excluding Special Items.

Fluid Handling

	Fourth Quarter		Change
(dollars in millions)	2015	2014
Sales	$259	$314	$(55)	(17)%

Operating Profit	$29	$37	$(8)	(21)%
Operating Profit, before Special Items*	$30	$47	$(17)	(36)%

Profit Margin	11.3%	11.7%
Profit Margin, before Special Items*	11.6%	15.0%

*Please see the attached Non-GAAP Financial Measures tables
Sales decreased $55 million, driven by $18 million, or -6%, of unfavorable foreign exchange, and a $37 million, or -12%, core sales decline. Adjusted operating margin declined to 11.6%, primarily reflecting the impact of lower volumes, and to a lesser extent, competitive pricing, partially offset by productivity and repositioning benefits. Fluid Handling order backlog was $267 million at December 31, 2015, compared to $311 million at December 31, 2014 ($294 million on a constant-currency basis).

Payment & Merchandising Technologies

	Fourth Quarter		Change
(dollars in millions)	2015	2014
Sales	$174	$177	$(3)	(2)%

Operating Profit	$29	$18	$11	62%
Operating Profit, before Special Items*	$30	$24	$5	22%

Profit Margin	16.6%	10.1%
Profit Margin, before Special Items*	17.1%	13.7%

*Please see the attached Non-GAAP Financial Measures tables
Sales decreased $3 million driven by unfavorable foreign exchange of $6 million, or -3%, and a divestiture impact of $4 million, or -2%, partially offset by core sales growth of $7 million, or 4%. Adjusted operating margin expanded 340 basis points to 17.1%, driven primarily by integration synergies, higher volumes, and strong productivity.

Aerospace & Electronics

	Fourth Quarter		Change
(dollars in millions)	2015	2014
Sales	$191	$182	$9	5%

Operating Profit	$47	$40	$7	18%
Operating Profit, before Special Items*	$45	$41	$4	10%

Profit Margin	24.6%	21.9%
Profit Margin, before Special Items*	23.5%	22.3%

*Please see the attached Non-GAAP Financial Measures tables
Sales increased $9 million, driven by a 5% increase in core sales. The core sales increase primarily reflects improvement in sales to the defense markets. Adjusted operating margin improved 120 basis points to 23.5%, primarily reflecting higher volumes, a more favorable product mix, and productivity, partially offset by higher engineering spending. Aerospace & Electronics order backlog was $436 million at December 31, 2015, compared to $422 million at December 31, 2014.

Engineered Materials

	Fourth Quarter		Change
(dollars in millions)	2015	2014
Sales	$56	$57	$(1)	(1)%

Operating Profit	$10	$7	$2	32%

Profit Margin	16.8%	12.6%
Sales decreased $1 million, driven by lower sales to the recreational vehicle market, partially offset by higher sales to the transportation and building product markets. Operating margin increased 420 basis points to 16.8%, primarily reflecting strong productivity and lower material costs, partially offset by the lower volumes and unfavorable product mix.

Initial 2016 Guidance
Sales for 2016 are expected to approximate $2.7 billion, reflecting core sales in a range of -1.5% to +1.5%, and an approximate -2% impact from unfavorable foreign exchange. Earnings are expected to be in the range of $3.85-$4.15 per diluted share, which reflects EPS that is approximately flat to down -7% compared to 2015 EPS, excluding Special Items, of $4.13 per diluted share. Full year 2016 free cash flow (cash provided by operating activities less capital spending) is expected to be in a range of $190-$220 million, compared to 2015 free cash flow of $190 million. (Please see the attached Non-GAAP Financial Measures tables.)

Additional guidance details will be provided at the Company's Annual Investor Day conference on February 24, 2016.

Non-GAAP Items

Special Items in the fourth quarter of 2015 totaled $0.01 per share. Special Items in the fourth quarter of 2014 consisted of the following after-tax items: $10 million, or $0.17 per share, related to repositioning charges; $5 million, or $0.08 per share, of restructuring and integration-related charges associated with the MEI acquisition; and a $3 million gain, or $0.06 per share, related to a real estate divestiture.

Special Items for the full year 2015 included $9 million in after-tax charges, or $0.15 per share, related to repositioning activities; and $5 million, or $0.08 per share, of after-tax restructuring and integration-related charges associated with the MEI acquisition.

Special Items for full year 2014 consisted of the following after-tax items: MEI-related including integration and restructuring costs, and inventory step-up and backlog amortization charges, totaling $17 million, or $0.29 per share; repositioning charges of $18 million, or $0.30 per share; a lawsuit settlement charge of $4 million, or $0.07 per share; an environmental provision of $36 million, or $0.61 per share; a loss on a business divestiture of $1 million, or $0.02; and gains from real estate divestitures of $4 million, or $0.07 per share.

For additional information, please see the attached Non-GAAP Financial Measures tables.

Additional Information
Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the fourth quarter financial results on Tuesday, January 26, 2016 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent reports filed with the Securities and Exchange Commission.

(CR-E)
(Financial Tables Follow)

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